EXHIBIT 10.10
                       CONVERTIBLE SECURED PROMISSORY NOTE

$3,000,000                                                         March 8, 2004

         FOR VALUE RECEIVED, the undersigned, Equitex, Inc., a Delaware corporation (the "Maker"), hereby promises to pay to the order of Pandora Select Partners, L.P., a British Virgin Islands limited partnership or its assigns (the "Payee"), at such place as the Payee may designate in writing, the principal sum of Three Million Dollars ($3,000,000), under the terms set forth herein.

1. Aggregate Notes. This Note is one of an aggregate of $5,000,000 of Convertible Secured Promissory Notes (the "Convertible Secured Notes") originally issued by the Maker in favor of Payee and an affiliate of Payee, and purchased under the terms of a Purchase Agreement (the "Purchase Agreement") dated as of the date of this Note between Maker, Payee and Payee's affiliate.

2. Interest. The unpaid principal balance hereof from time to time outstanding shall bear interest from the date hereof at the rate of 7% per annum; provided, that upon the occurrence of an event of default, the unpaid principal and interest hereof existing from time to time following the event of default, and up to the date such event of default is cured with the consent of Payee, shall bear interest at the increased rate of 10% per annum, and the incremental increase in interest due under such circumstance shall be added to each installment payment as provided in Section 3 below.

3. Payment. Subject to adjustment upon an event of default as provided under
Section 9, the payments of principal and interest hereunder are payable as follows:

         (a) Payments in cash of interest only are payable in arrears on April 8, May 8 and June 8, 2004; and

         (b) Commencing on July 8, 2004, and on the 8th day of each of the following 41 months, Maker shall pay amortized principal and interest on this Note of $80,742.61 (the "Monthly Scheduled Payment").

4. Optional Payment in Stock.

         (a) In lieu of making a cash payment under subsection 3(b) above, Maker may pay the Monthly Scheduled Payment, or any portion thereof, by the issuance of shares of its common stock, par value $0.02 per share (the "Common Stock"), the per share value of which is computed as provided in subsection 4(b) below. At the time that Maker timely and fully pays a Monthly Scheduled Payment, Maker may in its discretion also pay by the issuance of Common Stock at the same per share value up to $60,000 of Note principal (a "Discretionary Principal Payment"). Notwithstanding the foregoing, the number of shares of Common Stock which may be issued to pay all or any portion of a particular Monthly Scheduled

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Payment, when aggregated with any corresponding Discretionary Principal Payment, may not exceed the lesser of (i) 6% of the aggregate number of traded shares of Common Stock reported on the "Trading System" for the one-month period (from the last Monthly Scheduled Payment date to the day before the Monthly Scheduled Payment date for which payment is being made) immediately preceding such Monthly Scheduled Payment due, or (ii) a number of shares of Common Stock which, when added to the number of shares of Common Stock owned of record together by Payee and its affiliates, would cause Payee and its affiliates together to own beneficially or of record more than 4.99% of the Maker's outstanding Common Stock. The "Trading System" is the NASDAQ System (or if the securities are not then traded on the NASDAQ System, on the OTC Bulletin Board as reported by bigcharts.com, or if this service is discontinued, such other reporting service acceptable to Payee). In computing under this subsection (a) the aggregate number of traded shares during any time period, the Maker shall exclude (i) shares sold by or for the account or at the direction of the Maker, officers or directors of Maker or any members of their immediate families or any affiliates of Maker and (ii) shares determined solely by Payee (for which Payee shall so inform the Maker in writing) to represent unlawful or potentially unlawful sales. Maker may pay the Monthly Scheduled Payment, or any portion thereof, or any Discretionary Principal Payment by the issuance of Common Stock only if, at the time of such payment, Maker has in effect a registration statement on Form S-2 or S-3 with the SEC and applicable state securities laws covering the original issuance of shares by the Maker or the resale of such shares by the Payee. Further, Maker may not pay a Monthly Scheduled Payment, or any portion thereof, or any Discretionary Principal Payment by the issuance of Common Stock if, at the time of such payment, the per share value of the Maker's Common Stock (as computed in accordance with subsection (b) below and adjusted as provided in Section 5(b)) is less than $0.75 per share.

         (b) The per share value of the Common Stock as of a specified Scheduled Monthly Payment date for the purposes of this Section 4 is 85% (rounded to the nearest $.01) of the "Maker's Average Stock Price" for the 20 trading days immediately preceding the particular Scheduled Monthly Payment date. The "Maker's Average Stock Price" is the average (rounded to the nearest $.01) of the high closing bid prices of Maker's Common Stock on the Trading System over the indicated period.

         (c) Payment by Common Stock shall be deemed to be made by Maker by giving written notice to the Payee of the number of shares being issued in such payment, and the Maker's calculation of the per share market value under subsection 4(b) above; provided that certificates representing those shares are delivered to Payee within 20 days of the due date of the Scheduled Monthly Payment.

5. Conversion.

         (a) At any time while any portion of the principal or interest of this
Note is outstanding (including during the notice period prior to any optional cash prepayment by the Maker), the Payee may give the Maker written notice of its intention to convert all or any portion of the outstanding principal and/or

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accrued, but unpaid interest on this Note into shares of the Maker's Common
Stock based on $1.35 per share (the "Conversion Rate"). Upon receipt of the Payee's notice, the Maker shall immediately cause certificates representing these shares to be delivered to Payee within 20 days of, and Payment shall be deemed to have been made on, the date of such notice.

         (b) The Conversion Rate shall be adjusted proportionally for any subsequent stock dividend or split, stock combination or other similar recapitalization, reclassification or reorganization of or relating to Maker's Common Stock. In case of any consolidation or merger to which the Maker is a party, other than a merger or consolidation in which the Maker is the continuing corporation, or in case of any sale or conveyance to another corporation of the property of the Maker as an entirety or substantially as an entirety, or in the case of any statutory exchange of securities with another corporation (including any exchange effected in connection with a merger of a third corporation into the Maker), then instead of receiving shares of Maker's Common Stock, Payee shall have the right thereafter to receive the kind and amount of shares of stock and other securities and property which the Payee would have owned or have been entitled to receive immediately after such consolidation, merger, statutory exchange, sale or conveyance had the same portion of this Note been paid or converted immediately prior to the effective date of such consolidation, merger, statutory exchange, sale or conveyance and, in any such case, if necessary, appropriate adjustment shall be made in the application of the provisions set forth in this Section with respect to the rights and interests thereafter of the Payee, to the end that the provisions set forth in this Section shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock and other securities and property thereafter deliverable in connection with this Note. The provisions of this subsection shall similarly apply to successive consolidations, mergers, statutory exchanges, sales or conveyances.

         (c) In addition to the adjustments provided above, if a "Special Adjustment Event" occurs while any portion of this Note remains unpaid, the Conversion Rate in effect immediately prior to the "Special Adjustment Date" shall be reduced (but in no event increased), on a two-time basis, to equal the "Specially Adjusted Conversion Rate." A "Special Adjustment Event" is any (i) consolidation or merger to which the Maker is a party and is the continuing corporation, (ii) consolidation or merger to which any of Maker's subsidiaries is a party, (iii) sale of all or substantially all of the assets of Maker or any of Maker's subsidiaries or (iv) purchase by Maker or any of its subsidiaries of all or substantially all of the assets of another business or business unit. The "Special Adjustment Date" is 91 days after the closing date of the Special Adjustment Event. The "Specially Adjusted Conversion Rate" is 110% of the Maker's Average Stock Price for the trading days occurring during the 30 calendar days immediately preceding the Special Adjustment Date; provided, that the Specially Adjusted Conversion Rate shall not be lower than $1.00 per share (as adjusted after the date of this Note for events described in the first sentence of Section 5(b) above).

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         (d) Despite anything above to the contrary, the Payee may not convert this Note into Common Stock under this Section 4 during the time period and to the extent that the shares of Maker's Common Stock that the Payee could acquire upon the conversion would cause Payee's (and its affiliates') Beneficial Ownership of Maker's Common Stock to exceed 4.99% of Maker's outstanding Common Stock; provided, however that the limitations on the right to exercise a Warrant for 480,000 shares of Common Stock being issued to Payee in connection with this Note, as provided by such Warrant, shall first reduce Payee's Beneficial Ownership of Maker's Common Stock before limitation of Payee's conversion rights hereunder; and provided further, that the limitation of Payee's conversion rights hereunder shall first reduce Payee's Beneficial Ownership before limiting the number of shares that Maker may issue to Payee as a Monthly Scheduled Payment or a Discretionary Principal Payment hereunder pursuant to Section 4(a) above. The Payee will, at the request of Maker, from time to time, notify Maker of Payee's computation of Payee's Beneficial Ownership within two business days of each such request. The parties shall compute Payee's "Beneficial Ownership" of Maker's Common Stock in accordance with U.S. Securities and Exchange Commission ("SEC") Rule 13d-3.

6. Seniority. The obligations of Maker hereunder are to be treated as "Senior Debt," and as such the Maker will not create, incur, assume or guarantee any debt with respect to any money borrowed (including principal, interest and penalties and the expenses of collection or administration) from any third party, including any bank, finance company, trust company, pension, trust, insurance company or other financial institution, unless the instrument under which such debt is created, incurred, assumed or guaranteed expressly provides that such debt and all other obligations assumed in connection therewith (the "Subordinate Debt") are subordinate to the obligations of the Maker hereunder by containing a provision which defines Senior Debt as provided for in this paragraph and reads substantially as follows, or of like tenor and effect:

         "The holder, by acceptance of the terms of this loan/guarantee/etc. (the "Obligation"), agrees that the payment of the principal of and the interest under the Obligation is hereby expressly subordinated to the payment in full of all Senior Debt. The maker shall not pay any amounts pursuant to this Obligation until all of such Senior Debt of the maker has been paid in full unless the holders of the Senior Debt or the instruments by which such Senior Debt was created, permit such payment pursuant to this Obligation. Upon (i) the maturity of Senior Debt, including by acceleration or otherwise, or (ii) any distribution of the assets of the maker upon dissolution, winding up, liquidation or reorganization of the maker, the holders of such Senior Debt are entitled to receive payment in full before the holder of this Obligation is entitled to receive any payment. If a payment not permitted by the holders of Senior Debt or by the instruments creating such Senior Debt is made to the lender of this Obligation before all such applicable Senior Debt has been paid in full or provision has been made for such payment, the payment made to the holder must be paid over to the holders of such Senior Debt."

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7. Security. The full and timely payment of this Note (together with the Maker's obligations under the Purchase Agreement) shall be secured by collateral under the terms of a Security Agreement of this date (the "Security Agreement").

8. Optional Prepayments. The Maker may prepay this Note, in whole or in part, and in cash, without penalty by Maker upon fifteen days written notice to Payee. Prepayments shall be applied first to accrued but unpaid interest and then to principal.

9. Default.

         (a) The occurrence of any one or more of the following events shall constitute an event of default, upon which Payee may declare the entire principal amount of this Note, together with all accrued but unpaid interest, to be immediately due and payable in cash (despite provisions otherwise for payment with Common Stock or for adjustment to the Conversion Rate):

                  (i) The Maker shall fail to make any required payment of principal or interest under any of the Convertible Secured Notes when due, and in its proper form (i.e., in cash, in stock or by a combination thereof), and such failure shall continue for 10 days after the due date thereof.

                  (ii) The Maker shall be in material default of any term or provision of the Security Agreement of this date between Maker and Payee, or of the Warrant being issued on the date hereof by Maker to Payee, and such default shall continue for 20 days after notice of such default is given to Maker by Payee.

                  (iii) The Maker shall become insolvent, or if any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy or insolvency law shall be instituted by or against the Maker, which is not terminated within 90 days of the institution thereof.

                  (iv) The Maker declares any dividends during any 12-month period with respect to its Common Stock, other than a dividend of its own Common Stock, if the aggregate "Fair Market Value" of such dividend exceeds 5% of Maker's Average Stock Price for the 20 trading days immediately preceding the dividend declaration date.

                  (v) Chex Services, Inc. ("Chex"), a wholly owned subsidiary of the Maker, shall fail to make any required payment of principal or interest when due under a Secured Promissory Note issued by Chex in favor of Maker and dated as of this date, in the principal amount of $5,000,000 (the "Chex Note"), and such failure shall continue for 10 days after the due date hereof.

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                  (vi) Chex shall be in material default of any term or
         provision of the Chex Note Security Agreement between Chex and the Maker, dated as of this date, providing security for the payment of the Chex Note, and such default shall continue for 20 days after notice of such default is given by Maker or Payee to Chex.

                  (vii) The Maker fails to maintain a cash balance (on a consolidated basis) as compared to the balance of principal and interest due under the Convertible Secured Notes in a ratio equal to at least 1.4 to 1.

         (b) For purposes of subsection (a)(iv), the "Fair Market Value" of the dividend is the sum of (i) the dollar amount of cash distributed, plus (ii) the value of any security distributed by Maker that is registered under the Securities Exchange Act of 1934, as amended, with such value computed by reference to the high closing bid price of the distributed security on the Trading System for the dividend declaration date (or the immediately preceding trading day, if the dividend declaration date is not a trading day) and plus
(iii) the value of any other property distributed by Maker, computed as the cash amount Payee could receive upon the sale of such property in a bona fide arms-length transaction to a third party unaffiliated and unassociated with Payee, as determined in good faith by the Maker's Board of Directors.

         (c) Without limiting the above, the Maker acknowledges that payments on the various scheduled due dates in Section 3 and subsection 4(c) are of essence and that any failure to timely pay any installment of principal or interest (whether as permitted by cash, with stock or by a combination thereof and within any permitted grace period above) permits Payee during the existence of an event of default to declare this Note immediately due in cash in its entirety without any prior notice of any kind to Maker.

         (d) Notwithstanding anything to the contrary contained hereunder, any action which may be taken by Payee hereunder may only be taken by the Collection Agent as set forth in the Purchase Agreement.

10. Restrictions on Transfer. The Payee of this Note, by acceptance hereof, agrees, represents and warrants that this Note is being acquired for investment purposes, that the Payee has no present intention to resell or otherwise dispose of all or any part of this Note and that the Payee will not offer, sell or otherwise dispose of all or any part of this Note except under circumstances which will not result in a violation of the Securities Act of 1933 or applicable state securities laws. The Maker may condition any transfer, sale, pledge, assignment or other disposition on the receipt, from the party to whom this Note is to be so transferred, of any representations, agreements and legal opinions reasonably requested by the Maker in order to permit such transfer, sale, pledge, assignment or other disposition to be made pursuant to exemptions from registration under federal and applicable state securities laws.

11. Applicable Law. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THE NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF

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MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF.

12. Waivers. The Maker hereby waives presentment for payment, notice of dishonor, protest and notice of payment and, except as otherwise provided herein, all other notices of any kind in connection with the enforcement of this Note.

13. No Setoffs. The Maker shall pay principal and interest under the Note without any deduction for any setoff or counterclaim.

14. Costs of Collection. If this Note is not paid when due, the Maker shall pay Payee's reasonable costs of collection, including reasonable attorney's fees.

                                  EQUITEX, INC.


                                  By       /s/ Henry Fong
                                     -----------------------------------------
                                        Henry Fong, Chief Executive Officer

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